Boulder Brands, Inc. Announces Acquisition of EVOL Foods

A Leading Brand in Natural Frozen

Transaction Will Further Diversify Health and Wellness Food Platform

Boulder, CO (December 23, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) today announced it acquired 100% of the equity interests of Phil’s Fresh Foods, LLC, owner of EVOL Foods (“EVOL”), for $48 million, before future tax benefits. Boulder Brands is buying EVOL from founder Phil Anson and a group of investors including Alliance Consumer Growth and an investment vehicle created by Revelry Brands and Spier Capital Management.

Based in Boulder, CO, EVOL manufactures and markets premium frozen convenience foods with a focus on pure and simple ingredients. Current products include burritos, quesadillas, entrees, bowls, and skillet meals. The Company’s philosophy on food is simple – ‘Love what you eat.’ EVOL offers great-tasting foods made with pure and simple ingredients, including those that are antibiotic- and hormone-free, and are free of artificial preservatives or flavors and made with organic ingredients. In the twelve month period ending December 31, 2013, EVOL net sales are estimated to grow 70% to $17.0 million.

Transaction Highlights:

•	Boulder Brands paid $48 million in cash. This is before future cash tax benefits, the net present value of which is estimated to be $8.0 million, for a net cash price of approximately $40 million.
•	The acquisition was financed through a combination of the Company’s recently expanded senior secured term loan credit facility, its revolver and cash on hand.
•	At close, debt is estimated to be approximately $300 million and the Company’s leverage ratio is estimated to be 3.9x.
•	For 2014, the Company expects EVOL to contribute approximately $25 million in net sales and, given EVOL is in its early stages of growth, EVOL is expected to generate $1.5 million in estimated EBITDA. On a GAAP basis, EVOL is expected to be dilutive to earnings per share by approximately $0.02 per share in 2014.
•	As a result, the Company expects 2014 sales to be in the range of $540 million to $550 million (previous range of $515 million to $525 million); adjusted EBITDA to be in the range of $89 million to $94 million (previous range of $87 million to $92 million) and earnings per share to be in the range of $0.41 to $0.46 (previous range of $0.43 to $0.48).
•	For 2015, the Company expects EVOL to be accretive to earnings per share.

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As first mentioned above, on December 20, 2013, Boulder Brands increased its senior secured term loan credit facility, at the same interest rate as the original loan, by $25 million to $275 million. In addition, the Company amended the financial covenants on its revolving credit facility to increase the senior secured funded debt-to-EBITDA covenant by 0.25x for each quarterly period.

Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “While this acquisition is relatively small in size, we believe it to have significant potential for Boulder Brands, as EVOL is a category-elastic brand in an exciting segment that will further accelerate our growth rate and diversify our mix to high-growth natural brands. Consumers are demanding pure and simple ingredients in the food they buy, and retailers are in the process of renovating their freezers with healthier alternatives. With EVOL, Boulder Brands will participate in this exciting growth opportunity with a newly defined ‘pure and simple’ food platform.”

Furthermore, Mr. Hughes stated, “We see considerable revenue and platform synergies with EVOL and Udi’s. EVOL has built a strong brand proven in the natural channel and a clear proof of concept in conventional retail, resulting in considerable white-space opportunity in conventional, mass and club channels. In addition, its portfolio of products is the perfect complement to Udi’s wide range of gluten-free frozen baked goods. The EVOL team, led by Phil Anson, brings expertise we believe essential to building out both our EVOL and Udi’s frozen platforms. This portfolio, which will include EVOL and Udi’s® Gluten Free frozen pizzas, burritos and entrees, will enable us to offer all retailers in North America a strategic partner to help renovate their freezer cases.”

“We are very impressed with the EVOL Foods management team. Both companies have similar missions and values of making healthier food that tastes delicious; and done with transparency and accountability. Through this combination, we believe Boulder Brands’ core competencies in sales, marketing and product development will help EVOL realize its growth potential, ultimately creating long-term value for our shareholders, and exciting opportunities for our new and existing employees,” concluded Mr. Hughes.

“I know I speak for the entire EVOL team when I say we are enthusiastic about joining the Boulder Brands organization and keeping the company in our hometown of Boulder,” stated Phil Anson, Co-Founder and Chief Operating Officer.  “This exciting change of control will offer us the ability to further our mission and catapult growth of the EVOL Brand as we continue to re-define frozen convenience food and lead a sea change in natural and organic frozen category growth. Both Steve and I are aligned in our vision and look forward to working together to establish and grow the pure and simple health and wellness platform."

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Inducement Grants

The Company granted option awards for a total of 660,000 shares of common stock to 24 of EVOL's employees as an inducement to join the Company in connection with the acquisition. The awards were granted under the Company 2012 Inducement Award Plan, as amended. The options have a ten year term and an exercise price equal to the fair market value of Company common stock on the date of grant. The options vest in four equal annual installments beginning on December 23, 2014, the first anniversary of the grant date.

Boulder Brands was advised by Fried, Frank, Harris, Shriver & Jacobson LLP. The sellers were advised by Houlihan Lokey and Robinson & Cole LLP.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

About EVOL Foods
EVOL (ee-vuhl) Foods, based in Boulder, Colo., is changing the way the world thinks about frozen food. Philip Anson, chief operating officer, chef and founder, is very choosy about what goes into his burritos, snacks, and entrees: antibiotic-free chicken, pork, beef and chorizo sausage; cage-free eggs; traditionally made tortillas; herb-roasted skin-on potatoes; house-made green chili and salsas; and numerous local and organic ingredients. There's a lot to LOVE about EVOL. EVOL Foods is available in grocers nationwide. www.evolfoods.com.

Investor Contact:	Corporate Contact:
Carole Buyers, CFA	Caroline Hughes
Senior Vice President,	Director,
Investor Relations & Business Development	Corporate Communications
Boulder Brands, Inc.	Boulder Brands, Inc.
cbuyers@boulderbrands.com	chughes@boulderbrands.com
720-550-5010	720-550-5018

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